EXHIBIT 23.3

                              Accountants' Consent

The Board of Directors
Highwoods Properties, Inc.:

We consent to the incorporation by reference in the Form S-3 of Highwoods Properties, Inc. of our report dated March 4, 1996, with respect to the consolidated balance sheet of Crocker Realty Trust, Inc. as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995, and our report dated February 3, 1995 with respect to the balance sheets of Crocker Realty Investors, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1994, and our report dated February 23, 1995 with respect to the balance sheet of Crocker & Sons, Inc. as of December 31, 1994, and the related statements of operations, stockholders' equity and cash flows for the year then ended, which reports appear in Forms 8-K/A of Highwoods Properties, Inc. dated April 29, 1996, as amended June 3, 1996 and June 18, 1996. We also consent to the reference to our firm under the heading "Experts" in the registration statement.


Signature:

/s/ KPMG Peat Marwick LLP
-------------------------

Fort Lauderdale, Florida
Date: February 4, 1998